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                                                                    EXHIBIT 99.1

[VNCI LOGO]                                NEWS RELEASE
                                           FOR IMMEDIATE RELEASE
                                           Contact:
                                           Robert Emery, Chief Financial Officer
                                           Video Network Communications, Inc.
                                            (603) 334-6741

                                           William A. Walkowiak, CFA
                                           Lippert/Heilshorn & Associates, Inc.
                                           (212) 838-3777


                       VIDEO NETWORK COMMUNICATIONS, INC.
                        ANNOUNCES $2.64 MILLION FINANCING

Portsmouth, NH (August 28, 2000) -- Video Network Communications, Inc. (NASDAQ:
VNCI and VNCIW), a leading provider of enterprise video network communications, announced today that it has closed on a $2.64 million round of financing, with net proceeds to the Company of approximately $2.3 million, to support operations as the Company executes on its strategic marketing and business plans. The structure of the financing included units consisting of one share of common stock and one warrant. Complete terms of this agreement will be released in a Form 8-K. EarlyBirdCapital, Inc., an electronic investment bank, conducted the private placement for the company.

          "It's extremely gratifying to note that a significant part of this private placement has been provided by current investors. This clearly demonstrates their continuing confidence in VNCI, our management team, and our business plan." said Carl Muscari, President and CEO. "EarlyBirdCapital did an outstanding job of constructing and closing this financing in a timely and professional manner."

         VNCI recently announced record revenues of $1.8 million for the second quarter, compared to $.8 million in the second quarter of 1999, an increase of 117 %. This growth was a result of both repeat business and sales to new accounts across the Company's targeted markets of broadcasting, financial services, healthcare, government, and education.

ABOUT VIDEO NETWORK COMMUNICATIONS, INC.

         Video Network Communications designs, develops and markets full motion, high-resolution video networking systems that offer video broadcast distribution, retrieval of stored video-on-demand and interpersonal video communications. The Company's patented technology enables its video network system to use the same wiring as the telephone to bring


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TV-quality video to desktops, meeting rooms, lobbies, operating rooms --
anywhere there is a phone jack.

         The Company's common stock and warrants are listed on The Nasdaq SmallCap Market under the symbols "VNCI" and "VNCIW," respectively. Visit VNCI at www.vnci.net.

         Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results and future events may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's recent filings with the Securities and Exchange Commission.

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